EXHIBIT 99

VIA NET.WORKS Receives Nasdaq Staff Determination on Continued Listing

Amsterdam, The Netherlands, 19 June 2003 – VIA NET.WORKS (Nasdaq SmallCap & Euronext: VNWI) announced that on June 17, 2003 it received a Nasdaq Staff Determination indicating that VIA has failed to comply with the $1.00 minimum bid price requirement for continued listing under Nasdaq’s Marketplace Rule 4310(c)(4) and that therefore the Company’s common stock is subject to delisting from the Nasdaq SmallCap Market.  The last bid price for VIA’s stock at the close of business on June 18, 2003 was $1.20, but the last bid price for the stock must remain above $1.00 for 10 consecutive trading days to regain compliance with Nasdaq rules.  VIA has requested a hearing before a Nasdaq Listing Qualifications Panel to review the Staff Determination.  Under Nasdaq rules, the delisting will be deferred until the appeal is resolved.

Nasdaq recently proposed to extend the period within which listed companies would have to satisfy the SmallCap bid price requirement if other SmallCap continued listing criteria were met, all of which VIA currently meets.  In the event the proposed extension is not approved in time to apply to VIA or for any reason VIA is determined not to be eligible for the extension, VIA may effect a reverse stock to satisfy the $1.00 bid price per-share requirement and avoid delisting.  At VIA’s annual meeting held on May 22, 2003, the Company’s stockholders adopted a resolution to provide the board of directors the authority to amend the Company’s certificate of incorporation to effect a reverse stock split.

VIA’s common stock is also traded on the Euronext Amsterdam Exchange, which does not maintain a minimum bid price continued listing requirement.

About VIA NET.WORKS Inc.

VIA NET.WORKS, Inc. (Nasdaq, Euronext: VNWI) is a leading provider of business communication solutions to small and medium-sized businesses in Europe and the United States. VIA’s local operations offer a comprehensive portfolio of flexible and reliable managed services including internet access, DSL and lease line connectivity, VPNs, hosting, security, applications and voice. Through its bundled solutions and market-specific partner relationships, VIA is in a unique position to deliver long-term value-added services to its many customers. For further information, please visit our website: www.vianetworks.com

Contacts:

Matt Nydell
Investor Relations
VIA NET.WORKS
Phone:	+44.1784 898 959
Fax:	+44.1784 898 916
mnydell@vianetworks.com